EXHIBIT 99.1

EDCI Holdings, Inc. Announces Board
Recommendation that the Company be Dissolved

NEW YORK – September 14, 2009  – EDCI Holdings, Inc. (NASDAQ: EDCI) (“EDCI”), the holding company for Entertainment Distribution Company, Inc., the majority shareholder of Entertainment Distribution Company, LLC (“EDC”), a European provider of supply chain services to the optical disc market, today announced that its Board of Directors unanimously determined that it would be advisable to dissolve EDCI and all of its wholly-owned subsidiaries, excluding EDC.  The ultimate goal is to effect a distribution of the maximum available cash of EDCI to its shareholders while retaining sufficient reserves to maximize the value of any remaining assets and manage down both known and unknown liabilities in accordance with state law requirements.  EDCI is working with legal, accounting and other advisors in establishing these reserves.  As the dissolution plan excludes EDC, EDCI intends to continue its role as an active owner of EDC, including continuing to seek strategic alternatives for its investment in EDC.

Clarke Bailey, CEO of EDCI stated, “As we have stated consistently over the recent quarters, the critical question facing the EDCI Board of Directors is the probability of completing an attractive acquisition that will utilize EDCI’s net operating loss carry-forwards in the near term weighed against the resources required and the cash that is burned in searching for the ideal candidate.  In consultation with an outside financial advisor,  management and the Board have concluded that the factors impeding EDCI’s ability to identify and successfully consummate a transaction remain, and therefore completing an attractive acquisition could well take an additional 18-24 months.  Given the cash burn during that period and the continued uncertainty in completing a transaction, the Board has determined that a distribution of cash to EDCI’s shareholders is a better net present value proposition.  After evaluating many different options, the Board also determined that the optimal way to return the greatest amount of cash to shareholders in an equitable manner is through dissolution in accordance with state laws.

Dissolution will be subject to stockholder approval and EDCI is preparing proxy materials that it expects to file with the Securities and Exchange Commission (the “SEC”) in October.  EDCI anticipates that the ultimate plan of distribution of the Company’s assets will provide for an orderly wind down of EDCI’s business and operations during the statutory three-year dissolution period.  If the dissolution is approved by the shareholders, EDCI expects to make an initial distribution of cash to its shareholders of up to $30 million.  Additional distributions will be made as the required reserves, discussed below, may be released over time.  In addition, EDCI is also considering using a portion of the initial distribution of up to $30 million to effect a tender offer in conjunction with the dissolution process. Such an approach would afford additional flexibility to shareholders who prefer a fixed amount of cash and immediate recognition of any tax-losses, to so elect for a portion of their shares.

As previously stated, the continued minimization of cash burn at the EDCI level remains a top priority, as evidenced by the reduction of overall EDCI corporate salaries by 19% as of July 1, 2009.  In order to continue to reduce its overhead costs, EDCI plans to seek relief from continued SEC reporting requirements.  However, the SEC typically conditions approval of such limited reporting on, among other factors, the cessation of trading in the registrant’s shares.  Accordingly, EDCI plans to remain publicly traded and subject to SEC reporting requirements through the first half of 2010 to permit continued trading in EDCI’s shares through the initial distribution and any tender offer that may be implemented as described above.  EDCI believes this approach permits all shareholders to participate equally in any eventual distributions while minimizing public costs over time, and also permits substantial time for shareholders to continue to trade in EDCI’s stock during the early portion of the dissolution.  However, if EDCI were unable to obtain relief from continued SEC reporting requirements during that time, EDCI would consider other transactions, including a “going dark” reverse-split transaction, to further reduce public costs, which would require shareholder approval.

State dissolution laws require corporations to make appropriate reserves for both known and unknown contingencies that could occur up to 10 years from the dissolution filing, as well as operating costs during that period.  EDCI is continuing its reserves analysis, and the proxy will provide additional detail on the range of total expected reserves.  EDCI notes that the contemplated initial distribution of up to $30 million is not necessarily reflective of the eventual distributions that could be received by shareholders out of EDCI’s unrestricted cash of approximately $51.3 million and the disposition of any other assets in dissolution, but instead reflects an amount that it expects can be promptly distributed with minimal risk to the Company and its shareholders.

The dissolution of EDCI does not include the dissolution of the operating business or corporate existence of EDC and its subsidiaries.  EDCI will continue to aggressively oversee its investment in EDC.  EDCI remains open to strategic alternatives for its investment in EDC, including a divestiture of its German operations.  Absent any such transaction, EDCI will remain an active owner in EDC through and during its dissolution process.

EDCI will continue to consider any reasonable acquisition alternatives or other strategic alternatives for any of the assets of EDCI.

“While the Board believes dissolution is the right decision for EDCI’s shareholders in light of the current market dynamics, we are nonetheless disappointed to be abandoning the search for an attractive acquisition.  We appreciate the patience and sacrifices of our shareholders and employees throughout this process,” said Mr. Bailey.

EDCI expects to file an initial proxy statements with the SEC related to the approval of the dissolution prior to its October 2009 earnings call and management will also be available for questions related to the dissolution during that conference call.  Shareholders with questions related to the proposed dissolution and contemplated plan of distribution prior to that time may contact EDCI’s CEO, Clarke Bailey, at (646) 201-9421 or EDCI’s EVP of Corporate Development, Matthew Behrent, at (646) 201-9549.

This press release is also available on EDCI’s corporate website located at www.edcih.com.

ABOUT EDCI HOLDINGS, INC.
EDCI Holdings, Inc. (Nasdaq: EDCI) is a multi-national company, headquartered in New York, that is seeking to enhance shareholder value by pursuing acquisition opportunities. EDCI is the holding company of Entertainment Distribution Company, Inc., which is the majority shareholder of Entertainment Distribution Company, LLC ("EDC"), a European provider of supply chain services to the optical Disc market. EDC serves every aspect of the manufacturing and distribution process and is one of the largest providers in the industry.  EDC’s clients include some of the world's best-known music, movie and gaming companies. EDC’s operations include manufacturing and distribution facilities in Hannover, Germany, and a manufacturing facility in Blackburn, UK. For more information, please visit www.edcih.com.

SAFE HARBOR STATEMENT
This news release contains statements that may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future revenues and earnings results, and are based upon EDCI’s current forecasts, expectations and assumptions, which are subject to a number of risks and uncertainties that could cause the actual outcomes and results to differ materially. Some of these results and uncertainties are discussed in EDCI’s most recently filed Annual Report on Form 10-K. These factors include, but are not limited to the current global and economic downturn; declining nature of CD and DVD industries; potential intellectual property infringement claims; variability of quarterly results and dependence on key customers; increased costs or shortages of raw materials or energy; international business risks; foreign currency translation and transaction risks; limitations on NOLs resulting from ownership changes; environmental laws and regulations; ability to attract and retain key personnel; competition; and volatility of stock price; EDCI assumes no obligation to update any forward-looking statements and does not intend to do so except where legally required.